Exhibit 99.4

INDUCEMENT RESTRICTED STOCK UNIT AWARD AGREEMENT

INSPIREMD, INC.

1. Award of Restricted Stock Units. Pursuant to the terms of this Inducement Restricted Stock Award Agreement (this “Agreement”), InspireMD, Inc., a Delaware corporation (the “Company”; together with its Subsidiaries, the “Group”), grants to

[*]

(the “Grantee”)

an Award, in accordance with Section 8.1(k) of the Plan, for [*] Restricted Stock Units (the “Awarded Units”) which may be converted into the number of shares of Common Stock of the Company equal to the number of Restricted Stock Units, subject to the terms and conditions of the Plan and this Agreement. The “Date of Grant” of this Award is [*]. To receive this Award, the Grantee must sign this Agreement and return it to the Company by [*]. This Agreement will be cancelled without a timely signature. By signing this Agreement, the Grantee agrees to be bound by the terms and conditions herein, the Plan and any and all conditions established by the Company in connection with Awards issued under the Plan, and the Grantee further acknowledges and agrees that this Award does not confer any legal or equitable right (other than those rights constituting the Award itself) against the Company directly or indirectly, or give rise to any cause of action at law or in equity against the Company. Each Awarded Unit shall be a notional share of Common Stock, with the value of each Awarded Unit being equal to the Fair Market Value of a share of Common Stock at any time.

The Awarded Units are being granted to induce the Grantee to join the Company in the capacity as the Company’s [___] and the Compensation Committee of the Board has determined that it is in the best interests of the Company to grant the Awarded Units on the terms and conditions set forth herein. In an offer letter dated [___] (the “Offer Letter”), the Company offered the Grantee an inducement award of Restricted Stock Units materially consistent with this Agreement. Except as specifically provided to the contrary under this Agreement, the Awarded Units shall be construed and administered in accordance with the InspireMD, Inc. 2024 Inducement Plan (the “Plan”), the terms of which are hereby incorporated by reference.

This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control to the extent not otherwise inconsistent with the provisions of this Agreement. To the extent the terms of the Plan are inconsistent with the provisions of this Agreement, this Agreement shall control. The capitalized terms used herein that are defined in the Plan shall have the same meanings assigned to them in the Plan. This Agreement is subject to any rules promulgated pursuant to the Plan by the Board or the Committee to the extent applicable to inducement awards and communicated to the Grantee in writing.

2. Vesting; Time of Delivery of Shares.

a. Awarded Units which have become vested pursuant to the terms of this Section 2 are collectively referred to herein as “Vested RSUs.” All other Awarded Units are collectively referred to herein as “Unvested RSUs.”

i. One-third (1/3) of the total Awarded Units (rounded down to the nearest whole unit) shall vest on the first anniversary of the Date of Grant and become Vested RSUs, provided that the Grantee has continuously provided services to the Group as an employee, independent contractor, or member of the Board through that date.

ii. An additional one-third (1/3) of the total Awarded Units (rounded down to the nearest whole unit) shall vest on the second anniversary of the Date of Grant and become Vested RSUs, provided that the Grantee has continuously provided services to the Group as an employee, independent contractor, or member of the Board through that date.

iii. The remaining one-third (1/3) of the total Awarded Units shall vest on the third anniversary of the Date of Grant and become Vested RSUs, provided that the Grantee has continuously provided services to the Group as an employee, independent contractor, or member of the Board through that date.

Notwithstanding the foregoing, if the Grantee’s service with the Group as an employee, independent contractor or member of the Board terminates (“Termination of Service”) due to death, disability, or by action of the Company without Cause (as defined in Section 3.c. below) at any time during the two year period beginning on a Change in Control (as defined in Section 3.b. below), the total Awarded Units not previously vested shall thereupon immediately become fully vested as of the Termination Date.

b. For purposes hereof, “Change in Control” shall mean either of the following: (a) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (i) and (ii) of subsection (b) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its Subsidiaries, an employee benefit plan maintained by the Company or any of its Subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or (b) The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction: (i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the “person” that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least 50% of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and (ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (ii) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

c. For purposes hereof, “Cause” shall mean, unless otherwise defined in an employment agreement with respect to the termination of the Grantee’s employment with the Company (in which case such cause definition and process shall apply in lieu of this paragraph), the occurrence of one or more of the following events, as determined by the Committee in its good faith: (i) misconduct or material failure or refusal to perform (other than by reason of disability or an approved leave of absence), or substantial negligence in the performance of, his or her duties and responsibilities to the Company or any member of the Group; (ii) the Grantee’s material breach of any restrictive covenant agreement between the Grantee and any member of the Group; (iii) the Grantee’s commission of an act or acts constituting a felony or any crime involving moral turpitude or that has or reasonably could be expected to have an adverse effect on any member of the Group, including economically or reputationally; (iv) the Grantee’s commission of fraud, embezzlement, theft or other act involving dishonesty; (v) other conduct by the Grantee that is or could be reasonably expected to be materially harmful to the business interests or reputation of any member of the Group; (vi) the Grantee’s breach of a fiduciary duty owed to the Company or a member of the Group, including acting in conflict with the business interests of any member of the Group; or (vii) the Grantee’s material breach of this Agreement or an employment policy or code of conduct of member of the Group. If, within six months following the Grantee’s Termination of Service for any reason other than for Cause, it is discovered that the Grantee ‘s employment or service could have been terminated for Cause, such Grantee’s employment or service shall, at the discretion of the Committee, be deemed to have been terminated for Cause for all purposes under the Plan, and the Grantee shall be required to repay to the Company all amounts received by the Grantee and his or her permitted transferees in connection with Awarded Units following such Termination that would have been forfeited under the Plan had such Termination been for Cause.

d. For purposes of this Agreement, “Subsidiary” means any entity, whether domestic or foreign, in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

e. Subject to the provisions of the Plan and this Agreement, including Section 23 below (regarding Section 409A of the Code), the Company shall convert the Vested RSUs into the number of whole shares of Common Stock equal to the number of Vested RSUs and shall deliver them to the Grantee (or the Grantee’s personal representative) on the earlier of a Change in Control or the Grantee’s Termination of Services for any reason other than by the Company for Cause.

3. Forfeiture of Awarded Units. Except as otherwise provided in Section 2 above, upon the Grantee’s Termination of Service for any reason (the “Termination Date”), the Grantee shall be deemed to have forfeited all of the Grantee’s Unvested RSUs. Upon forfeiture, all of the Grantee’s rights with respect to the forfeited Unvested RSUs shall cease and terminate, without any further obligations on the part of the Company. Upon forfeiture, all of the Grantee’s rights with respect to the forfeited Awarded Units shall cease and terminate, without any further obligations on the part of the Company.

4. Who May Receive Converted Awarded Units. During the lifetime of the Grantee, the Common Stock received upon conversion of Awarded Units may only be received by the Grantee or his legal representative. If the Grantee dies prior to the date his Awarded Units are converted into shares of Common Stock as described in Section 2 above, the Common Stock relating to such converted Awarded Units may be received by any individual who is entitled to receive the property of the Grantee pursuant to the applicable laws of descent and distribution.

5. No Fractional Shares. Awarded Units may be converted only with respect to full shares, and no fractional share of Common Stock shall be issued.

6. Nonassignability. The Awarded Units are not assignable or transferable by the Grantee except by will or by the laws of descent and distribution.

7. Clawback. Notwithstanding Section 2, if the Grantee is an executive officer (as defined under U.S. Securities and Exchange Commission rules) of the Company at any time after the Date of Grant and the Company is required to restate its financial statements, then the Committee may, in its sole and absolute discretion, at any time within two years following such restatement, require the Grantee to, and the Grantee shall immediately upon notice of such Committee determination, return to the Company any shares of Common Stock received under the Awarded Units and pay to the Company in cash the amount of any proceeds received by the Grantee from the disposition or transfer of, and any dividends or other distributions of cash or property received by the Grantee with respect to, any such shares, in each case during the period commencing two years before the beginning of the restated financial period and ending on the date of such Committee determination. In addition, any portion of the Awarded Units that is not vested or has not been exercised by the Grantee on the date that the Committee makes such determination shall be immediately and irrevocably forfeited. The Committee shall have the authority and discretion to make any determination regarding the specific implementation of this Section 7 with respect to the Grantee . In addition to this Section 7, this Agreement, the Awarded Units shall be fully subject to the terms and conditions of any “clawback” or compensation recovery policy that may be adopted by the Company in its discretion or imposed under Applicable Laws, each as may be amended and in effect from time to time.

8. Dividend Equivalent Rights. Subject to the restrictions, limitations and conditions described in the Plan, if cash dividends are paid in respect of the shares of Common Stock underlying the Awarded Units, then a dividend equivalent equal to the amount paid will be converted into an equivalent number of Awarded Units (“Dividend Equivalent Rights”), which will accrue with respect to the Awarded Units at the same time and in the same amount as cash dividends are paid to owners of shares of Common Stock. Interest shall not be credited on accrued Dividend Equivalent Rights. Dividend Equivalent Rights will (i) vest on the same vesting dates, as provided in Section 2, as the associated Awarded Units, (b) be distributed in cash or shares, as determined by the Company, within 30 days thereafter except as otherwise provided in this Agreement and in the Plan and (iii) be subject to the clawback provisions in Section 7 above in the same manner as dividends.

9. Rights of a Stockholder. The Grantee will have no rights as a stockholder with respect to any shares covered by this Agreement until the issuance of a certificate or certificates to the Grantee or the registration of such shares in the Grantee’s name for the shares of Common Stock. The Awarded Units shall be subject to the terms and conditions of this Agreement. Except as otherwise provided in Section 8 hereof, no adjustment shall be made for dividends or other rights for which the record date is prior to the issuance of such certificate or certificates. The Grantee , by his execution of this Agreement, agrees to execute any documents requested by the Company in connection with the conversion of the Awarded Units into shares of Common Stock pursuant to this Agreement.

10. Adjustment of Number of Awarded Units and Related Matters. The number of shares of Common Stock covered by the Awarded Units shall be subject to adjustment in accordance with Section 8.1 of the Plan.

11. Grantee’s Representations. Notwithstanding any of the provisions hereof, the Grantee hereby agrees that the Company will not be obligated to issue any shares of Common Stock to the Grantee hereunder, if the issuance of such shares shall constitute a violation by the Grantee or the Company of any provision of any law or regulation of any governmental authority. Any determination in this connection by the Company shall be final, binding, and conclusive. The rights and obligations of the Company and the rights and obligations of the Grantee are subject to all Applicable Laws.

12. Grantee’s Acknowledgments. The Grantee acknowledges that a copy of the Plan has been made available for his review by the Company, and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Award subject to all the terms and provisions thereof. The Grantee hereby agrees to accept as binding, conclusive, and final all decisions or interpretations of the Committee or the Board, as appropriate, upon any questions arising under the Plan or this Agreement.

13. Law Governing. This Agreement shall be governed by, construed, and enforced in accordance with the laws of the State of Delaware (excluding any conflict of laws rule or principle of Delaware law that might refer the governance, construction, or interpretation of this Agreement to the laws of another state).

14. No Right to Continue Service or Employment. Nothing herein shall be construed to confer upon the Grantee the right to continue in the employ or to provide services to the Company or the Group, whether as an employee, independent contractor, or member of the Board, or interfere with or restrict in any way the right of the Company or the Group to discharge the Grantee as an employee, independent contractor or member of the Board at any time.

15. Legal Construction. In the event that any one or more of the terms, provisions, or agreements that are contained in this Agreement shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect for any reason, the invalid, illegal, or unenforceable term, provision, or agreement shall not affect any other term, provision, or agreement that is contained in this Agreement and this Agreement shall be construed in all respects as if the invalid, illegal, or unenforceable term, provision, or agreement had never been contained herein.

16. Covenants and Agreements as Independent Agreements. Each of the covenants and agreements that is set forth in this Agreement shall be construed as a covenant and agreement independent of any other provision of this Agreement. The existence of any claim or cause of action of the Grantee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements that are set forth in this Agreement.

17. Entire Agreement. This Agreement together with the Plan supersede any and all other prior understandings and agreements, either oral or in writing, between the parties with respect to the subject matter hereof and constitute the sole and only agreements between the parties with respect to the said subject matter. All prior negotiations and agreements between the parties with respect to the subject matter hereof are merged into this Agreement. Each party to this Agreement acknowledges that no representations, inducements, promises, or agreements, orally or otherwise, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement or the Plan and that any agreement, statement, or promise that is not contained in this Agreement or the Plan shall not be valid or binding or of any force or effect.

18. Parties Bound. The terms, provisions, and agreements that are contained in this Agreement shall apply to, be binding upon, and inure to the benefit of the parties and their respective heirs, executors, administrators, legal representatives, and permitted successors and assigns, subject to the limitation on assignment expressly set forth herein.

19. Modification. The Company may amend or modify this Award in any manner to the extent that the Company would have had the authority under the Plan initially to grant such Award, provided that no such amendment or modification shall materially and adversely impair the Grantee’s rights under this Agreement without the Grantee’s written consent. Other than as provided in the preceding sentence, this Agreement may be amended, modified or supplemented only by an instrument in writing signed by both parties hereto.

20. Headings. The headings that are used in this Agreement are used for reference and convenience purposes only and do not constitute substantive matters to be considered in construing the terms and provisions of this Agreement.

21. Gender and Number. Words of any gender used in this Agreement shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vice versa, unless the context requires otherwise.

22. Notice. Any notice required or permitted to be delivered hereunder shall be deemed to be delivered only when actually received by the Company or by the Grantee, as the case may be, at the addresses set forth below, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith:

a. Notice to the Company shall be addressed and delivered as follows:

InspireMD, Inc.

4 Menorat Hamaor St., 3rd Floor

Tel Aviv, Israel 6744832

Attn: Craig Shore

Fax:  +97236917692

b. Notice to the Grantee shall be addressed and delivered as set forth on the signature page.

23. Section 409A; Six Month Delay. Notwithstanding anything herein to the contrary, in the case of a distribution of shares of Common Stock on account of any Termination of Service, other than death, a distribution of the number of such shares, determined after application of the withholding requirements set forth in Section 24 below, on behalf of the Grantee, if the Grantee is a “specified employee” as defined in § 1.409A-1(i) of the Final Regulations under Section 409A of the Code, to the extent otherwise required under Section 409A of the Code, shall not occur until the date which is six (6) months following the date of the Grantee’s Termination of Service (or, if earlier, the date of death of the Grantee).

24. Tax Requirements. The Grantee is hereby advised to consult immediately with his own tax advisor regarding the tax consequences of this Agreement. Unless the Company otherwise consents in writing to an alternative withholding method, the Company, or if applicable, any Subsidiary (for purposes of this Section 24, the term “Company” shall be deemed to include any applicable Subsidiary) shall have the right to deduct from all amounts paid in cash or other form in connection with the Plan, any federal, state, local, or other taxes required by law to be withheld in connection with this Agreement. The Grantee may elect to have the Company withhold an additional amount up to the maximum statutory amount in accordance with Company procedures, provided such withholding does not trigger liability accounting under applicable accounting rules and does not violate Section 409A of the Code. The Company shall withhold the number of shares to be delivered upon the conversion of the Awarded Units with an aggregate Fair Market Value that equals the amount of any federal, state, local, or other taxes required by law to be withheld in connection with this Agreement. However, if the Grantee is a “specified employee” as defined in §1.409A-1(i) of the Final Regulations under Section 409A of the Code who is subject to the six (6) months delay provided for in Section 24 above, the Company shall withhold the number of shares attributable to the employment taxes on the date of the Grantee’s Termination of Service and withhold the number of shares attributable to the income taxes on the date which occurs six (6) months following the date of the Grantee’s Termination of Service (or, if earlier, the date of death of the Grantee). In no event will the fair market value of the shares of Common Stock to be withheld and/or delivered pursuant to this Section 24 to satisfy applicable withholding taxes exceed the maximum amount of taxes required to be withheld.

The Company may, in its sole discretion and prior to the date of conversion, also permit the Grantee receiving shares of Common Stock upon conversion of Awarded Units to pay the Company the amount of any taxes that the Company is required to withhold in connection with the Grantee’s income arising with respect to this Agreement. Such payments shall be required to be made prior to the delivery of any certificate representing shares of Common Stock. Such payment, if the Company, in its sole discretion, so consents in writing, may be made by (i) the delivery of cash to the Company in an amount that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding obligations of the Company; (ii) the actual delivery by the Grantee to the Company of shares of Common Stock that the Grantee has not acquired from the Company within six (6) months prior to the date of conversion, which shares so delivered have an aggregate Fair Market Value that equals or exceeds (to avoid the issuance of fractional shares under (iii) below) the required tax withholding payment; (iii) the Company’s withholding of a number of shares to be delivered upon the conversion of the Awarded Units, which shares so withheld have an aggregate Fair Market Value that equals (but does not exceed) the required tax withholding payment; or (iv) any combination of (i), (ii), or (iii). The Company may, in its sole discretion, withhold any such taxes from any other cash remuneration otherwise paid by the Company to the Grantee .

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Signature Page Follows.]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Grantee, to evidence his consent and approval of all the terms hereof, has duly executed this Agreement, as of the date specified in Section 1 hereof.

COMPANY: INSPIREMD, INC.

By:
Name:
Title:

GRANTEE:

Signature
Name:
Address: